Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 6 to Registration Statement on Form S-1 (as amended, the “Registration Statement”) of our report dated March 13, 2010 except for the effects of the conversion to a corporation as described in Note 27 (C) and Note 28, condensed consolidating financial information, which are as of June 3, 2010 and August 4, 2010, respectively, relating to the consolidated financial statements of MagnaChip Semiconductor Corporation, successor to MagnaChip Semiconductor LLC, and subsidiaries, and our report dated March 13, 2010 relating to the consolidated financial statements of MagnaChip Semiconductor LLC, and subsidiaries, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Samil PricewaterhouseCoopers

Seoul, Korea

October 4, 2010